EX-99.28(g)(1)(b)

AMENDMENT TO THE AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT dated October 28, 2016, to the Amended and Restated Custody Agreement dated January 29, 2010, as amended (the "Agreement"), is entered into by and among Jacob Funds Inc., a Maryland corporation (the "Corporation") and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend said Agreement; and

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended and Restated Exhibit C attached hereto to reflect the liquidation and termination of the Jacob Wisdom Fund series of the Corporation.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

JACOB FUNDS INC.	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Ryan I. Jacob Name: Ryan I. Jacob Title: Chairman, President and CEO	By: /s/ Michael R. McVoy Name: Michael R. McVoy Title: Senior Vice President

Amended and Restated Exhibit C
to Amended and Restated Custody Agreement dated January 29, 2010 between Jacob Funds Inc. and U.S. Bank National Association

Series Name	Original Effective Date
Jacob Internet Fund Jacob Small Cap Growth Fund Jacob Micro Cap Growth Fund	August 27, 1999 January 29, 2010 November 12, 2012

Effective October 28, 2016.
C-1